As filed with the Securities and Exchange Commission on July 15, 1998.
                                               Registration Statement 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 --------------

                              TEARDROP GOLF COMPANY
             (Exact name of registrant as specified in its charter)

           Delaware                                     57-1056600
---------------------------------           ------------------------------------
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

1080 Lousons Road, Union, New Jersey                      07083
----------------------------------------                ----------
(Address of principal executive offices)                (Zip Code)

                  Teardrop Golf Co. & Subsidiaries 401(k) Plan
                  --------------------------------------------
                            (Full title of the plan)

                               Mr. Rudy A. Slucker
                 Chairman, President and Chief Executive Officer
                                1080 Lousons Road
                             Union, New Jersey 07083
                     (Name and address of agent for service)

                                 (908) 688-4445
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Jeffrey A. Baumel, Esq.
                 Gibbons, Del Deo, Dolan, Griffinger & Vecchione
                              One Riverfront Plaza
                          Newark, New Jersey 07102-5497
                                 (973) 596-4500

                         Calculation of Registration Fee

--------------------------------------------------------------------------------
                                           Proposed     Proposed
                                           Maximum      Maximum
                            Amount         Offering     Aggregate    Amount of
    Title of Securities     To Be           Price       Offering   Registration
     to be Registered    Registered(1)(2) Per Share(3)   Price(3)      Fee(3)
--------------------------------------------------------------------------------
Common Stock, $.01 par
value per share            209,062         $10.00      $2,090,620      $617
--------------------------------------------------------------------------------

      (1) The number of shares of Common Stock which will actually be issued under the employee benefit plan cannot be determined at this time, as the number of shares of Common Stock purchased by the Plan Administrator pursuant to the plan will depend on the amount of contributions to be used to purchase shares of the Registrant's Common Stock in the open market at the prevailing market prices.

      (2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In accordance with Rule 457(h)(2) no separate fee calculation is made for plan interests.

      (3) Estimated in accordance with Rule 457(c) solely for the purposes of calculating the registration fee, based on the average high and low prices per share of the Registrant's Common Stock as reported on The Nasdaq SmallCap Market System on July 9, 1998.

      This Registration Statement also relates to a rescission offer to 111 participants in the Teardrop Golf Co. & Subsidiaries 401(k) Plan for which 135,563 shares of Common Stock of TearDrop Golf Company (the "Company") were purchased.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

      (1) The Company's Annual Report on Form 10-KSB (File No. 000-29014) filed April 7, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Post-effective Amendment No. 2 to Registration Statement on Form SB-2 (File No. 333-14647) filed April 20, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), and Quarterly Report on Form 10-QSB (File No. 000-29014) filed May 15, 1998 under the Exchange Act;

      (2) The description of the Company's common stock, $.01 par value per share (the "Common Stock"), contained in the foregoing Registration Statement; and

      (3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

      Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

      Article Seven of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director shall not be relieved from liability: (a) for any breach of the director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law of Delaware; or (d) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

Exhibit No.                                    Description
-----------                                    -----------

4.1 Teardrop Golf Co. & Subsidiaries 401(k) Plan (consisting of Basic Plan Document and Comprehensive Nonstandardized Safe Harbor 401(k) Profit Sharing Plan Adoption Agreement)

4.2 The Company's Certificate of Incorporation, in effect as of the date of this Registration Statement (incorporated by reference to Exhibit
                              3.1 to the Company's Registration Statement on Form SB-2 (File No. 333-14647), filed October 23, 1996)

4.3 By-Laws of the Company (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form SB-2 (File No. 333-14647), filed October 23, 1996)

23.1                          Consent of Ernst & Young LLP

23.2                          Consent of Rothstein, Kass & Company, P.C.

23.3                          Consent of PricewaterhouseCoopers LLP

99.1 The Company undertakes to submit the plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the plan.

99.2                          Rescission offer letter

Item 9. Undertakings.

      The Company hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of New Jersey, on this 15th day of July, 1998.

                                    TEARDROP GOLF COMPANY


                                    By: /s/ Rudy A. Slucker
                                        --------------------------------
                                        Rudy A. Slucker
                                        Chairman, President and Chief
                                        Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                      Date
---------                  -----                      ----


/s/ Rudy A. Slucker        Chairman, President and    July 15, 1998
-------------------------  Chief Executive Officer
Rudy A. Slucker            (Principal Executive
                           Officer)


/s/ Joseph Cioni           Vice President of Finance  July 15, 1998
------------------------   and Chief Financial
Joseph Cioni               Officer (Principal
                           Financial and Accounting
                           Officer)


                           Director                   July 15, 1998
------------------------
Fred K. Hochman


/s/ Leslie E. Goodman      Director                   July 15, 1998
------------------------
Leslie E. Goodman


                           Director                   July 15, 1998
------------------------
Bruce H. Nagel, Esq.


/s/ Jeffrey Baker          Director                   July 15, 1998
------------------------
Jeffrey Baker


/s/ John Raos              Director                   July 15, 1998
------------------------
John Raos

                                  EXHIBIT INDEX

No.                          Description               Method of Filing

4.1                   Teardrop Golf Co. &           Filed with this
                      Subsidiaries 401(k) Plan      Registration Statement
                      (consisting of Basic Plan
                      Document and Comprehensive
                      Nonstandardized Safe Harbor
                      401(k) Profit Sharing Plan
                      Adoption Agreement)

4.2                   Certificate of Incorporation  Filed by reference to
                                                    Exhibit 3.1 to the
                                                    Company's Registration
                                                    Statement on Form SB-2
                                                    (File No. 333-14647) filed
                                                    October 23, 1996

4.3                   By-Laws                       Filed by reference to
                                                    Exhibit 3.4 to the
                                                    Company's Registration
                                                    Statement on Form SB-2
                                                    (File No. 333-14647) filed
                                                    October 23, 1996

23.1                  Consent of Ernst & Young LLP  Filed with this
                                                    Registration Statement

23.2                  Consent of Rothstein, Kass    Filed with this
                      & Company, P.C.               Registration Statement

23.3                  Consent of                    Filed with this
                      PricewaterhouseCoopers LLP    Registration Statement

99.1                  The Company undertakes to     Not applicable
                      submit the plan and any
                      amendment thereto to the
                      IRS in a timely manner and
                      will make all changes
                      required by the IRS in
                      order to qualify the Plan

99.2                  Rescission offer letter       Filed with this
                                                    Registration Statement